NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

July 27, 2023	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2023 THIRD QUARTER

Fiscal 2023 3rd Quarter Financial Highlights:
•Sales increased $50.2 million from a year ago; Industrial Technologies sales 66% higher
•Net income of $8.7 million vs. $2.9 million last year; adjusted EBITDA 22.1% higher
•Outstanding debt declined $3.0 million during current quarter
•Company re-affirms guidance for fiscal 2023
•Webcast: Friday, July 28, 2023, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, July 27, 2023 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2023.

In discussing the results for the Company’s fiscal 2023 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We continued to deliver on our strategies in the fiscal 2023 third quarter as the Company generated strong growth in consolidated sales and adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2023 third quarter compared to a year ago. Our performance for the current quarter reflected continued growth in the Industrial Technologies segment, the ongoing strength and stability of our Memorialization segment, and improved results for the SGK Brand Solutions segment.

“Our Industrial Technologies segment reported significant growth from the same quarter a year ago primarily resulting from the continued high growth of our energy storage solutions business. Interest in our solutions remains very strong as the industry increasingly recognizes the significant economic and technical advantages of our proprietary dry battery electrode production technology. The segment also benefited from recent acquisitions that increased capacity and resources required to support the execution of recent orders and the growing demand for our energy storage solutions.

“The Memorialization segment reported higher sales and adjusted EBITDA for the current quarter compared to a year ago. The segment continues to perform well post-pandemic reflecting good market share performance, price realization, and cremation-related products sales. The strength of our brands, strong customer service, continued innovation in our production processes, and the growing level of our cremation-related products sales remain significant elements in the ongoing success of this segment.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
“Our SGK Brand Solutions segment also reported improved operating results for the quarter despite challenging European market conditions. The segment’s adjusted EBITDA increased from a year ago primarily due to more stable U.S. brand market conditions, including the ability to pass along cost increases, and the benefits of recent cost reduction actions. These actions included several site closures that, while also contributing to the year-over-year sales decline, favorably affected the segment’s adjusted EBITDA. Further cost reduction actions are planned over the next six months which are intended to contribute to continued margin improvement.

“Additionally, we further reduced our outstanding debt and improved our net leverage ratio during the current quarter reflecting the Company’s operating performance and cash flow.

“With respect to the remainder of fiscal 2023, we are still expecting full year results to be within our original guidance range of $215 million to $235 million, as we are currently projecting adjusted EBITDA of at least $220 million for the fiscal year. Fourth quarter adjusted EBITDA a year ago for the Industrial Technologies segment was particularly strong due to the timing of projects but we expect the current year fourth quarter to remain relatively in line on the strength of the energy storage solutions business. The Memorialization segment continues to perform well and recent cost actions in the SGK Brand Solutions segment are anticipated to drive margin improvements.”

Third Quarter Fiscal 2023 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2023	Q3 FY2022	Change	% Change
Sales	$471.9	$421.7	$50.2	11.9%
Net income attributable to Matthews	$8.7	$2.9	$5.8	NM
Diluted earnings per share	$0.28	$0.09	$0.19	NM
Non-GAAP adjusted net income	$23.0	$17.8	$5.2	29.4%
Non-GAAP adjusted EPS	$0.74	$0.58	$0.16	27.6%
Adjusted EBITDA	$56.2	$46.0	$10.2	22.1%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.
NM: Not meaningful

Consolidated sales for the quarter ended June 30, 2023 were $471.9 million, compared to $421.7 million for the same quarter a year ago, representing an increase of $50.2 million, or 11.9%. On a constant currency basis, consolidated sales increased $51.9 million, or 12.3%, from a year ago. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $1.7 million on fiscal 2023 third quarter sales compared to the prior year.

Industrial Technologies segment sales were higher for the current quarter compared to a year ago primarily reflecting higher engineering (energy storage) sales, and the impact of the acquisitions of Olbrich GmbH (“Olbrich”) and R+S Automotive GmbH (“R+S”). Memorialization segment sales increased for the current quarter compared to a year ago primarily reflecting improved pricing, higher sales of U.S. cremation equipment, and the impact of the acquisition of Eagle Granite, which more than offset lower unit sales for caskets and memorials resulting from the decline in COVID-related deaths. Sales for the SGK Brand Solutions segment declined compared to a year ago primarily reflecting lower European sales, unfavorable currency rate changes, and lower retail-based sales.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
Net income attributable to the Company for the quarter ended June 30, 2023 was $8.7 million, or $0.28 per share, compared to $2.9 million, or $0.09 per share in the prior year. On a non-GAAP adjusted basis, earnings for the fiscal 2023 third quarter were $0.74 per share, compared to $0.58 per share a year ago. The increase was primarily attributable to an increase in consolidated adjusted EBITDA for the current quarter, partially offset by higher interest expense compared to a year ago. Adjusted EBITDA for the fiscal 2023 third quarter was $56.2 million, compared to $46.0 million a year ago, reflecting higher adjusted EBITDA in all of the Company's segments.

Fiscal 2023 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2023	YTD FY2022	Change	% Change
Sales	$1,400.7	$1,305.3	$95.5	7.3%
Net income (loss) attributable to Matthews	$21.6	$(18.8)	$40.4	NM
Diluted earnings (loss) per share	$0.69	$(0.60)	$1.29	NM
Non-GAAP adjusted net income	$59.8	$64.8	$(5.1)	(7.8)%
Non-GAAP adjusted EPS	$1.92	$2.06	$(0.14)	(6.8)%
Adjusted EBITDA	$163.9	$154.5	$9.4	6.1%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.
NM: Not meaningful

Consolidated sales for the nine months ended June 30, 2023 were $1.40 billion, compared to $1.31 billion a year ago, representing an increase of $95.5 million, or 7.3%. On a constant currency basis, consolidated sales increased $124.1 million, or 9.5%, from a year ago. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $28.6 million on fiscal 2023 sales compared to last year.

Net income attributable to the Company for the first nine months of fiscal 2023 was $21.6 million, or $0.69 per share, compared to a net loss of $18.8 million, or $0.60 per share in the prior year. The loss in the prior year-to-date period included the settlement of the Company’s principal defined benefit pension plan and asset write-downs related to the Russia-Ukraine war.

On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2023 were $1.92 per share, compared to $2.06 per share a year ago, representing a decrease of $0.14 per share or 6.8%. The decrease primarily reflected higher interest expense, partially offset by higher year-to-date adjusted EBITDA. Adjusted EBITDA for the first nine months of fiscal 2023 was $163.9 million, compared to $154.5 million a year ago, representing an increase of $9.4 million. The impact of higher consolidated sales was partially offset by significant material cost increases, higher labor costs, and other inflationary cost increases.

Webcast

The Company will host a conference call and webcast on Friday, July 28, 2023 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures, services and distributes high-tech custom energy storage solutions, product identification, and warehouse automation technologies and solutions. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Sales	$471,908	$421,719	11.9%	$1,400,728	$1,305,276	7.3%
Cost of sales	(333,603)	(300,854)	10.9%	(973,870)	(928,255)	4.9%
Gross profit	138,305	120,865	14.4%	426,858	377,021	13.2%
Gross margin	29.3%	28.7%		30.5%	28.9%

Selling and administrative expenses	(106,141)	(98,098)	8.2%	(333,556)	(302,610)	10.2%
Amortization of intangible assets	(10,640)	(11,804)	(9.9)%	(31,499)	(45,303)	(30.5)%
Operating profit	21,524	10,963	96.3%	61,803	29,108	112.3%
Operating margin	4.6%	2.6%		4.4%	2.2%

Interest and other deductions, net	(13,411)	(7,048)	90.3%	(36,224)	(50,290)	(28.0)%
Income (loss) before income taxes	8,113	3,915	107.2%	25,579	(21,182)	NM
Income taxes	558	(1,040)	(153.7)%	(4,136)	2,311	NM
Net income (loss)	8,671	2,875	NM	21,443	(18,871)	NM
Non-controlling interests	67	18	NM	125	56	123.2%
Net income (loss) attributable to Matthews	$8,738	$2,893	NM	$21,568	$(18,815)	NM

Earnings (loss) per share -- diluted	$0.28	$0.09	NM	$0.69	$(0.60)	NM

Earnings per share -- non-GAAP (1)	$0.74	$0.58	27.6%	$1.92	$2.06	(6.8)%

Dividends declared per share	$0.23	$0.22	4.5%	$0.69	$0.66	4.5%

Diluted Shares	31,244	31,552		31,129	31,531
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Sales:
Memorialization	$208,728	$203,158	$638,119	$633,868
Industrial Technologies	130,533	78,443	365,190	230,928
SGK Brand Solutions	132,647	140,118	397,419	440,480
	$471,908	$421,719	$1,400,728	$1,305,276

Adjusted EBITDA:
Memorialization	$39,929	$32,090	$127,096	$118,404
Industrial Technologies	15,041	11,809	42,808	33,377
SGK Brand Solutions	16,364	14,546	39,616	43,422
Corporate and Non-Operating	(15,146)	(12,421)	(45,594)	(40,656)
Total Adjusted EBITDA (1)	$56,188	$46,024	$163,926	$154,547

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$39,295	$69,016
Accounts receivable, net	188,262	221,015
Inventories, net	268,599	225,440
Other current assets	123,394	113,145
Total current assets	619,550	628,616
Property, plant and equipment, net	273,572	256,065
Goodwill	702,916	675,421
Other intangible assets, net	174,954	202,154
Other long-term assets	113,199	120,515
Total assets	$1,884,191	$1,882,771

LIABILITIES
Long-term debt, current maturities	$2,941	$3,277
Other current liabilities	377,130	408,098
Total current liabilities	380,071	411,375
Long-term debt	772,056	795,291
Other long-term liabilities	210,243	189,029
Total liabilities	1,362,370	1,395,695

SHAREHOLDERS' EQUITY
Total shareholders' equity	521,821	487,076
Total liabilities and shareholders' equity	$1,884,191	$1,882,771

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$21,443	$(18,871)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	71,813	80,163
Changes in working capital items	(16,131)	(8,393)
Other operating activities	(219)	31,468
Net cash provided by operating activities	76,906	84,367

Cash flows from investing activities:
Capital expenditures	(37,107)	(40,597)
Acquisitions, net of cash acquired	(15,341)	—
Other investing activities	(1,269)	1,668
Net cash used in investing activities	(53,717)	(38,929)

Cash flows from financing activities:
Net payments from long-term debt	(31,442)	13,763
Purchases of treasury stock	(2,818)	(33,986)
Dividends	(21,184)	(20,812)
Other financing activities	(913)	(2,741)
Net cash used in financing activities	(56,357)	(43,776)

Effect of exchange rate changes on cash	1,049	(3,862)

Net change in cash, cash equivalents and restricted cash	$(32,119)	$(2,200)

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$8,671	$2,875	$21,443	$(18,871)
Income tax (benefit) provision	(558)	1,040	4,136	(2,311)
Income (loss) before income taxes	$8,113	$3,915	$25,579	$(21,182)
Net loss attributable to noncontrolling interests	67	18	125	56
Interest expense, including RPA and factoring financing fees (1)	12,136	6,659	35,944	19,426
Depreciation and amortization *	23,936	22,938	71,813	80,163
Acquisition and divestiture costs (2)**	308	951	4,445	951
Strategic initiatives and other charges (3)**	4,694	6,339	7,734	16,912
Non-recurring / incremental coronavirus disease 2019 ("COVID-19") costs (4)***	—	301	—	2,204
Highly inflationary accounting losses (primarily non-cash) (5)	1,826	—	3,074	—
Defined benefit plan termination related items (6)	—	(63)	21	284
Asset write-downs (7)	—	(469)	—	10,017
Stock-based compensation	5,023	5,197	13,635	14,128
Non-service pension and postretirement expense (8)	85	238	1,556	31,588
Total Adjusted EBITDA	$56,188	$46,024	$163,926	$154,547
Adjusted EBITDA margin	11.9%	10.9%	11.7%	11.8%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $1,212 and $2,758 for the three and nine months ended June 30, 2023, respectively.
(2) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts, net of loss recoveries related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(6) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(7) Represents asset write-downs within the SGK Brand Solutions segment.
(8) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $5,807 and $5,835 for the Memorialization segment, $5,815 and $2,459 for the Industrial Technologies segment, $11,164 and $13,334 for the SGK Brand Solutions segment, and $1,150 and $1,310 for Corporate and Non-Operating, for the three months ended June 30, 2023 and 2022, respectively. Depreciation and amortization was $17,092 and $17,448 for the Memorialization segment, $17,584 and $7,643 for the Industrial Technologies segment, $33,543 and $51,119 for the SGK Brand Solutions segment, and $3,594 and $3,953 for Corporate and Non-Operating, for the nine months ended June 30, 2023 and 2022, respectively.
** Acquisition and divestiture costs, ERP integration costs, and strategic initiatives and other charges were $270 and $902 for the Memorialization segment, $120 and $1,183 for the Industrial Technologies segment, $3,897 and $1,970 for the SGK Brand Solutions segment, and $715 and $3,235 for Corporate and Non-Operating, for the three months ended June 30, 2023 and 2022, respectively. Acquisition and divestiture costs, ERP integration costs, and strategic initiatives and other charges were $981 and $2,090 for the Memorialization segment, $3,494 and $1,376 for the Industrial Technologies segment, $7,028 and $7,673 for the SGK Brand Solutions segment, and $676 and $6,724 for Corporate and Non-Operating, for the nine months ended June 30, 2023 and 2022, respectively.
*** Non-recurring/incremental COVID-19 costs were $225 for the Memorialization segment, $1 for the Industrial Technologies segment, $74 for the SGK Brand Solutions segment, and $1 for Corporate and Non-Operating, for the three months ended June 30, 2022. Non-recurring/incremental COVID-19 costs were $1,268 for the Memorialization segment, $6 for the Industrial Technologies segment, $464 for the SGK Brand Solutions segment, and $466 for Corporate and Non-Operating, for the nine months ended June 30, 2022.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2023		2022		2023		2022
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$8,738	$0.28	$2,893	$0.09	$21,568	$0.69	$(18,815)	$(0.60)
Acquisition and divestiture costs (1)	233	—	738	0.02	3,248	0.10	738	0.02
Strategic initiatives and other charges (2)	4,129	0.14	4,951	0.17	7,053	0.23	12,925	0.42
Non-recurring / incremental COVID-19 costs (3)	—	—	235	—	—	—	1,676	0.05
Highly inflationary accounting losses (primarily non-cash) (4)	1,826	0.06	—	—	3,074	0.10	—	—
Defined benefit plan termination related items (5)	—	—	(46)	—	16	—	355	0.01
Asset write-downs (6)	—	—	(353)	(0.01)	—	—	9,955	0.32
Non-service pension and postretirement expense (7)	64	—	305	0.02	1,167	0.04	23,817	0.76
Amortization	7,980	0.26	9,034	0.29	23,624	0.76	34,158	1.08
Adjusted net income	$22,970	$0.74	$17,757	$0.58	$59,750	$1.92	$64,809	$2.06

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 24.1% and 25.3% for the three and nine months ended June 30, 2023, respectively, and 21.7% and 24.6% for the three and nine months ended June 30, 2022, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(2) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts, net of loss recoveries related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(6) Represents asset write-downs within the SGK Brand Solutions segment.
(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended June 30, 2023	$208,728	$130,533	$132,647	$—	$471,908
Changes in foreign exchange translation rates	109	352	1,216	—	1,677
Constant currency sales for the quarter ended June 30, 2023	$208,837	$130,885	$133,863	$—	$473,585

Reported sales for the nine months ended June 30, 2023	$638,119	$365,190	$397,419	$—	$1,400,728
Changes in foreign exchange translation rates	2,262	8,492	17,875	—	28,629
Constant currency sales for the nine months ended June 30, 2023	$640,381	$373,682	$415,294	$—	$1,429,357

Reported adjusted EBITDA for the quarter ended June 30, 2023	$39,929	$15,041	$16,364	$(15,146)	$56,188
Changes in foreign exchange translation rates	190	(161)	473	85	587
Constant currency adjusted EBITDA for the quarter ended June 30, 2023	$40,119	$14,880	$16,837	$(15,061)	$56,775

Reported adjusted EBITDA for the nine months ended June 30, 2023	$127,096	$42,808	$39,616	$(45,594)	$163,926
Changes in foreign exchange translation rates	6	2,128	1,764	(204)	3,694
Constant currency adjusted EBITDA for the nine months ended June 30, 2023	$127,102	$44,936	$41,380	$(45,798)	$167,620

Matthews International Reports Results for Fiscal 2023 Third Quarter

July 27, 2023
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	June 30, 2023	September 30, 2022

Long-term debt, current maturities	$2,941	$3,277
Long-term debt	772,056	795,291
Total debt	774,997	798,568

Less: Cash and cash equivalents	(39,295)	(69,016)

Net Debt	$735,702	$729,552

Adjusted EBITDA	$219,787	$210,408

Net Debt Leverage Ratio	3.3	3.5

- ### -